Exhibit 10.11

INTERIM AGREEMENT

Effective as of April 7, 2013

SolarEdge Technologies, Ltd.

Att.: Guy Sella, CEO

6 Haharash st., Hod Hasharon

Israel

Dear Guy,

We appreciate very much your choice of Flextronics Industrial Ltd., having its place of business at Level 3, Alexander House,35 Cybercity, Ebene, Mauritius (“Flextronics”) as manufacturing partner of SolarEdge Technologies, Ltd., having its place of business at 6 Haharash st., Hod Hasharon, Israel (formerly 1 Abba Eban Blvd., Herzliya, Israel) (“Customer” or “You”).  We look forward to completing an amendment to the manufacturing services agreement signed between You and Flextronics (Israel) Ltd and dated February 14, 2010 (“MSA”), which will obligate Flextronics Industrial Ltd.  and SolarEdge Technologies, Ltd. , within the next few months and which will describe in more detail the structure and terms that will govern our relationship .  We understand, however, that the negotiation of such an MSA amendment might take some time, and that market pressures require that we begin purchasing components, parts and raw material (collectively “Materials”) and commence other preproduction activities immediately. Under these circumstances we are willing to start purchasing Materials and production preparation activities, based on the terms herein, all in an effort to cover the exposure and liabilities related to the purchase of Materials approved by you for WIP and finished goods, incurred on your behalf as we initiate the launch of this project.  Further, as you know, we have agreed with Flextronics Israel that we will coordinate directly with them for the transfer of Materials and all production means (training, tooling, test equipment, etc.) from Flextronics Israel to our manufacturing facility.  Customer shall pay at agreed then-current rates (i) for New Product Introduction (“NPI”) output and (ii) for NRE cost related to NPI activities, including travel, tools and trainings, based on Attachment A of this Interim Agreement. For the avoidance of doubt, Flextronics shall provide a full list of estimated expenses before any costs are incurred. No costs shall be incurred unless the Customer agrees to such costs upfront and in writing.  We will coordinate with Flextronics Israel so that you will be charged only once for material overhead of all Materials and production that is moved from Israel to Zalaegerszeg, Hungary.

You have asked us to, among other things, procure Materials, and manufacture, assemble, test, inspect, configure and ship the certain products (the “Products”) at prices upon which we have agreed (the “Prices”).  The Products and Prices which are based on an initial bill of Materials (“BOM”) provided by you are listed in Attachment B.  We understand that this BOM is subject to change but that the model set forth therein for pricing shall bind us. We also understand that in the event that we or You negotiate improved pricing on Materials you will benefit from this (i.e PPV). In addition, the model takes into account that you will purchase portions of the Materials (the “Buy Sell Materials”) and we will take them on consignment. Payment for any Buy Sell Materials may only be recovered from Flextronics (or any of its assignees) by way of set off, if and when available to You from time to time. Prices are in U.S. Dollars, and are subject to change on thirty (30) calendar days’ notice.  Prices are based on (i) the specifications provided to Flextronics, (ii) the projected volumes and run rates and other assumptions set forth in Flextronics’s quotation (assumptions based on the times provided by Customer to Flextronics, provided that Flextronics shall endeavour to reach such manufacturing times within six (6) months from the beginning of manufacturing at its premises located in Zalaegerszeg, Hungary, (iii) shipment FCA

(Incoterms 2010) on Carrier Truck at Zrinyi u. 38., H-8900 Zalaegerszeg, Hungary; and (v) the exchange rates in effect at the time of quotation.  Prices specifically exclude export licensing of the Product; payment of broker’s fees, duties, tariffs or other similar charges; taxes (other than those based on the net income of Flextronics)   Payment terms are net forty-five (45) calendar days after the date of the invoice, and any late payment is subject to a one and one-half percent (1.5%) per month interest rate charge. All Products shipped FCA (Incoterms 2010) on Carrier Truck at Zrinyi u. 38., H-8900 Zalaegerszeg, Hungary, will be invoiced by Flextronics with 0% VAT, in accordance with the regulations applicable to intra-community supplies, provided that (i) Customer indicates Flextronics a valid EU VAT number, that is validated in VIES, and/ or (ii) Customer ensures that Customer’s carrier provides Flextronics with a separate signed and stamped CMR for each shipment within seven (7) calendar days from the receipt of Products by Customer at Flextronics’s facility of manufacture. Flextronics will have the right to issue a new invoice for the delivered Products including Hungarian VAT in case Flextronics is not provided with a separate signed and stamped CMR for the shipment of the respective Products within seven (7) calendar days from the receipt of Products by Customer at Flextronics’s facility of manufacture.

Flextronics warrants (i) that it will manufacture the Products in accordance with IPC-A 610 Class 2 workmanship standard and Class 3 for pre-classified SMT.TH solder joints, as well as the following Customer requirements: 1. SMT component misalignment on Off Pad <50% 2. TH component solder fill-up >75% and (ii) that the Products will conform, in all material respects, to the written Specifications. The “Specifications” for each Product or revision thereof, shall include, but shall not be limited to BOM, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and approved vendor list.  The above warranty shall remain in effect for a period of [***] from the date any Product is initially delivered to Customer (“Warranty Period”).

This express limited warranty does not apply to (a) Customer tooling (b) Materials and/or Customer controlled Materials and/or Customer supplied inventory and/or consigned Materials to Flextronics; (c) defects resulting from Customer’s Specifications or the design of the Products; and (d) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer.  With respect to NPI services, first articles, prototypes, pre-production units, test units or other similar Products, Flextronics makes no representations or warranties whatsoever.  Notwithstanding anything else in this Interim Agreement or otherwise, Flextronics assumes no liability for or obligation related to the performance accuracy of the Specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for all costs and/or expenses incurred by Flextronics related thereto.

Upon any failure of a Product to comply with the above warranty, Flextronics’s sole obligation, and Customer’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer, freight from point of original delivery to be paid by Flextronics within fourteen (14) working days from the date of the completion of a failure report by the Customer.  Customer shall return Products covered by the warranty after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container.

Customer shall bear all risks, costs and expenses, associated with Products that have been returned to Flextronics not covered under the warranty above.  Customer will provide its own warranties directly to any of its end users or other third parties.  Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Interim Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will not pass on any rights out of this Interim Agreement to its customers.

EXCEPT AS SPECIFICALLY SET FORTH HEREIN, FLEXTRONICS MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR

IN ANY OTHER PROVISION OF THIS INTERIM AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

In addition, Flextronics shall endeavor to obtain and pass through to Customer the following warranties with regard to the Materials described in the BOM for the Product (other than the Production Materials): (i) conformance of such Materials with the vendor’s specifications and/or with the Specifications; (ii) that such Materials will be free from defects in workmanship; (iii) that such Materials will comply with Environmental Regulations; and (iv) that such Materials will not infringe the intellectual property rights of third parties.

Flextronics shall provide Customer full traceability on Product serial numbers, Material vendor lot numbers for Materials described in the BOM for the Product, and Material date codes for Materials described in the BOM for the Product as well as the Materials manufacturer lot number/date code and vice versa, from Materials manufacturer, SMT, TH, Mechanical and electronics parts lot number/date code to product S/N incorporated into the shop floor data system and Engineering Change Orders (“ECOs”).

The parties will negotiate a section regarding repetitive failure rates for Products.

Customer shall issue a six (6) month rolling forecast on a monthly basis (“Forecast”) for the Product. Customer authorizes Flextronics to procure the quantity and type of Materials necessary to manufacture the quantities of Product set forth in the Forecast (including long-lead and minimum order quantities for Materials ordered to Forecast) up to an amount not to exceed [***] per line item in accordance with industry standard practices (taking into account Materials lead times and manufacturing lead times) (“Standard Practices”), and agrees to be financially responsible for all Material ordered in accordance with such Standard Practices. In addition to the foregoing, Customer shall also be financially responsible for all Materials ordered by Flextronics with Customer’s written authorization, whether such order(s) occurred prior to or after the date hereof.

Purchases of Products by you shall be based on build authorizations (“BA”) which shall serve as purchase orders. Flextronics has the right to confirm or reject all BAs within two (2) working days if and only if the production quantities therein reflect deviations from the Forecast and Flexibility Table. BAs are made up of actual customer orders of yours and additional spare which You may order. BAs will be provided by you to us on a weekly basis and will include a build schedule/order for four weeks forward.

You may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”):

Maximum Allowable Variance From Forecast or Accepted BAs Quantities/Shipment Dates

# of calendar days before Shipment Date on Forecast or BA	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

* increase to be confirmed by Flextronics no later than [ * * * ] business days

Any decrease in quantity is considered a cancellation, unless the decreased quantity is for up to [ * * * ] of an order in which case the decrease shall be accepted so long as the reschedule is within [ * * * ] calendar days of the original delivery time.

Prior to invoicing the Customer, Flextronics will use reasonable commercial efforts to return unused Materials and to cancel pending orders for such Materials, and to otherwise mitigate the amounts payable by Customer.

Notwithstanding anything else in this Interim Agreement, Customer shall be responsible for the following:

•                  Excess inventory — means inventory minus demand for the next [ * * * ]> 0 (zero) — Customer shall be responsible for Materials that have [ * * * ] calendar days or more from arrival date to Flextronics’s premises located in Zalaegerszeg, Hungary, and for Products that have been authorized to be produced under a BA and did not ship for more than seven (7) calendar days due to the request of Customer .

•                  Liability for Excess inventory -  Raw Material

•                  In the first week of the then-current month, Flextronics will release a report for Materials that have [ * * * ] calendar days or more from arrival date to Flextronics’s premises located in Zalaegerszeg, Hungary, regardless of whether there is demand for such Materials or not.

•                  Customer shall pay Flextronics in advance the cost of the Materials including VAT detailed above (“E1”), by the [ * * * ] of the then-current quarter without mark-up.

•                  In the following [ * * * ], Flextronics will send new reports for excess material (“E2”).

•                  If E2>E1, Customer will pay [ * * * ] the difference of (E2-E1) including VAT. The payment shall be due by the end of the then-actual [ * * * ].

•                  If E2=E1, Customer will not pay anything

•                  If E2<E1, Customer shall issue an invoice for the difference of (E1-E2) including VAT.

•                  Liability for Excess inventories — Sub Assembly and Products

•                  Flextronics shall consume the WIP in FIFO method.

•                  On the first week of the current month, Flextronics will issue a report of all Products and WIP. The report will reflect the inventory as of the last day of the then-previous [ * * * ].

•                  This report will be the PRODUCT EXCESS report (“P1”).

•                  Customer shall pay [ * * * ], the cost of P1 including VAT by the end of the [ * * * ] of the then-current [ * * * ].

•                  In the following [ * * * ] Flextronics will send a new PRODUCT EXCESS report (“P2”)

•                  If P2>P1, Customer will pay [ * * * ], the difference of (P2-P1). The payment shall be due by the end of the then-actual [ * * * ].

•                  If P2=P1, Customer will not pay anything

•                  If P2<P1, Customer shall issue an invoice for the difference of (P1-P2) including VAT.

•                                          Total Liability

Customer will refer to E and P together, meaning:

1.              If E2 +P2>E1+P1, Customer will pay [ * * * ] the difference including VAT.

2.                          If E2+P2=E1+P1, Customer will not pay anything

3.                          If E2+P2<E2+P1, Customer shall issue an invoice for the difference including VAT.

(i) Obsolete Inventory. The Obsolete Inventory shall mean any inventory that is any of the following: (a) removed from the bill of material for a Product by an engineering change; (b) no longer on an active BOM for any of Customer’s Products; or (c) on-hand inventory that are not required for consumption to satisfy the next [ * * * ] calendar days of accepted demand for Products under the then-current Order(s) and Forecast. At the end of every calendar [ * * * ], Flextronics shall report the Obsolete Inventory.  After a validation period, which shall not exceed [ * * * ]calendar days, Customer shall purchase the Obsolete Inventory at a price equal to the Affected Inventory Cost. The Affected Inventory Cost shall mean: (i) [ * * * ] of the cost of all affected inventory in Flextronics’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, and any material overhead (ii) [ * * * ] of the cost of all affected Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product.

(ii) Aged Inventory. The Aged Inventory shall mean any inventory for which there has been zero or insignificant consumption for such Inventory over the past [ * * * ], which includes any particular item that Flextronics has had on hand for more than [ * * * ]. At the end of every calendar month, Flextronics shall report the Aged Inventory.  After validation, which shall not excess [ * * * ], Customer shall purchase the Aged Inventory at a price equal to the Affected Inventory Cost.

Notwithstanding the foregoing, all amounts payable for Excess Inventory, Obsolete Inventory and Aged Inventory shall be due [ * * * ] following the date of an invoice.

All shipments shall be made FCA (Incoterms 2010) on Carrier Truck at Zrinyi u. 38., H-8900 Zalaegerszeg, Hungary, and title and risk of loss shall pass to Customer upon delivery to the carrier.  Customer shall be the importer and exporter of record for all Product shipments, and agrees to comply with all applicable export laws (including all laws limiting Customer’s right to re-export the Products).

Customer shall have [ * * * ] days following actual receipt of the Products, not including shipping time, to accept the Products and ensure that they conform in all material respects, to the Specifications; any Products not rejected within such period shall be deemed accepted, and all returns shall be handled in accordance with the warranty.

Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to: (a) any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or eenvironmental rregulations to the extent that such failure has not been caused by Flextronics’s breach of its express limited warranties; and (b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications.

Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to: (a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications; or (b) noncompliance with any environmental regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products.

“Production Materials” shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue.  Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Materials.

Customer shall defend, indemnify and hold harmless Flextronics from all claims, liabilities, costs, damages, judgments and attorney’s fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Product or third party claims relating to Customer’s instructions, tooling, Specifications and designs (“Claims”) provided that: (i) Flextronics will provide the Customer with prompt written notice of any Claim no later than three (3) business days following receipt of notice by Flextronics; (ii) Flextronics will grant Customer sole control of the defense and settlement of Claims, taking into account any reasonable request of Flextronics; provided that in case such settlement materially affects Flextronics’s business, such settlement shall be subject to Flextronics’s prior written approval; (iii) Flextronics will provide Customer with reasonable assistance, at Customer’s sole expense. and (iv) Customer assumes no liability for any Claims to the extent that such Claims result from the use by Flextronics of specifications other than the Specifications or from a material breach by Flextronics of the non-exclusive, non-transferable license to use the Customer’s patents, trade secrets, as well as other intellectual property, including the Specifications and any other relevant documentation and files, which breach was notified to Flextronics in writing and it has failed to cure same within fifteen (15) calendar days of such notification. If such Claim is brought, or Customer in good faith determines a Claim is likely to be made, Customer shall notify Flextronics and either: (a) procure for Flextronics the right to continue to perform this Interim Agreement; (b) modify the Specification so that there will no longer be an infringement or misappropriation or (c) terminate this Interim Agreement and pay Flextronics the consideration due under this Interim Agreement for the Work performed until the date of termination, including all payments set forth in this Interim Agreement.

Flextronics shall defend, indemnify and hold harmless Customer from all claims, liabilities, costs, damages, judgments and attorney’s fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights as a result of workmanship and manufacturing methods employed by Flextronics, but excluding Claims as defined above (“Manufacturing Claims”); provided that: (i) Customer will provide Flextronics with prompt written notice of any Manufacturing Claim no later than three (3) business days following receipt of notice thereof by Customer; (ii) Customer will grant Flextronics sole control of the defense and settlement of Manufacturing Claims, taking into account any reasonable request of Customer; provided that in case such settlement materially affects Customer’s intellectual property rights, such settlement shall be subject to Customer’s prior written approval; and (iii) Customer will provide Flextronics with reasonable assistance, at Flextronics’s sole expense.  If a Manufacturing Claim is brought, or Flextronics in good faith determines a Manufacturing Claim is likely to be made, Flextronics shall notify Customer and either: (a) procure for Customer the right to continue to perform this Interim Agreement; or (b) modify its manufacturing methods so that there will no longer be an infringement or misappropriation or (c) terminate this Interim Agreement; provided however, that where Flextronics exercises its right to terminate, Flextronics shall, in good faith, provide a minimal period of time, not to exceed [ * * * ], during which Customer could reasonably be expected to establish alternate manufacturing arrangements

(the “Transition Period”), and shall notify Customer in writing accordingly. For the avoidance of doubt, during the Transition Period, the parties shall continue to perform their respective obligations pursuant to this Interim Agreement. Notwithstanding the foregoing, Customer shall have the right, no later than seven (7) calendar days from said notice date, to request the managing partners of the auditors of Flextronics and Customer to jointly nominate an expert they deem qualified for the following purposes as soon as possible (the “Expert”). The Expert shall have the power and authority, following discussions with both parties, to extend (up to 180 calendar days as aforesaid) or shorten the Transition Period if he considers the period provided by Flextronics to be unreasonable. The Expert shall also have the power and authority to determine which of the parties or both shall bear the cost of the process. The Expert shall be required to determine the length of the Transition Period within ten (10) calendar days from the date he accepts the nomination. The Expert shall deliver a written resolution setting forth his reasoning. Such resolution shall be final, conclusive and non-appealable.

EXCEPT WITH RESPECT TO A BREACH OF EITHER PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY PURSUANT TO THIS INTERIM AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS INTERIM AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS INTERIM AGREEMENT FALL SHORT OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS

Either party may terminate this Interim Agreement and the MSA and the services hereunder and thereunder for convenience upon [ * * * ]written notice to the other party. For the avoidance of doubt the parties (and Flextronics (Israel) Ltd.) agree that (i) Flextronics Industrial Ltd. (or the entity that this Interim Agreement is assigned to) and Flextronics (Israel) Ltd.) can only terminate both this Interim Agreement and the MSA together towards SolarEdge Technologies, Ltd., and (ii) SolarEdge Technologies, Ltd., may only terminate this Interim Agreement and the MSA together towards both Flextronics Industrial Ltd. (or the entity that this Interim Agreement is assigned to) and Flextronics (Israel) Ltd..  This paragraph shall also serve as an amendment of Section 9.2(a) of the MSA. i.e.  the MSA (together with this Interim Agreement) may be terminated upon [ * * * ] prior written notice.  Flextronics (Israel) Ltd. signs this Interim Agreement to express its consent to this paragraph. Notwithstanding the foregoing, Flextronics may terminate this Interim Agreement if Customer is late with payment and such default continues unremedied for [ * * * ]from the receipt of written notice of termination thereof sent by Flextronics. Any clause contained herein which would be expected to survive termination shall survive.

This Interim Agreement and its attachments make up the entire agreement between Customer and Flextronics and supersede prior agreements and discussions, except for any related written agreements concerning confidentiality.  Both parties expressly reject any pre-printed terms and conditions of any Order, acknowledgment or any other form or document of either party and any other terms which alter the terms hereof.  The terms hereof may be amended only by a writing executed by authorized representatives of both parties.  This Interim Agreement will not be assigned by either party without the other party’s prior written consent, provided, however, that Customer understands that Flextronics will engage related legal entities (“Affiliates”) to perform all or part of the services contemplated in this Interim Agreement and that Flextronics may assign, convey or otherwise transfer its rights and obligations under this Interim Agreement, in whole or in part, to any of its Affiliates.

This Interim Agreement shall be governed by and interpreted in accordance with the laws of the state of California.  Any dispute, claim or controversy arising from or related in any way to this Interim Agreement or the interpretation, application, breach, termination or validity thereof, including without limitation any claim of inducement of this Interim Agreement by fraud will be submitted for resolution by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of JAMS.  The arbitration will be held in Santa Clara County, California and it shall be conducted in the English language.  Judgment on any award in arbitration may be entered in any court of competent jurisdiction.  Notwithstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.  IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

We look forward to working with You.  Please sign below to indicate your acceptance and agreement to the above terms and conditions.

Very truly yours,
Flextronics Industrial Ltd.
By
	Name:	Manny Marimuthu
	Title:	Director

ACCEPTED AND AGREED:

SolarEdge Technologies Ltd.
By:
Name:
Title:
Date:

Flextronics (Israel) Ltd. signs this Interim Agreement to express its consent to the paragraph indicated above (regarding termination):

By:
Name:
Title:
Date:

Attachment A

NPI and NRE Costs

Meeting minutes regarding NPI and NRE costs, including costs of travel, tools and trainings are herewith incorporated by reference.

Attachment B

Products and Prices

Incorporated by reference.

Summary of total NPI NRE cost

Inverter products NPI NRE overview.

Description	Total cost
PCBA related NRE toolings	[ * * *]
TLA related NRE toolings	[ * * *]
NPI rates	[ * * *]
Unforeseen	[ * * *]
Total:	[ * * *]

Inverter NPI NRE is based on the quotation provided and agreed between Flextronics and SolarEdge does not include any ICT and EOL test related fixture and software development as no sufficient data are available at this stage.  It also does not include any material tooling related cost.

PCBA NRE

NRE overview: PCBA	all costs are in USD	all costs are in USD	all costs are in USD	all costs are in USD	all costs are in USD	all costs are in USD

volume	[ * * * ]pcs/year	[ * * * ]pcs/year	[ * * * ]pcs/year	[ * * * ]pcs/year	[ * * * ]pcs/year	[ * * * ]pcs/year

		AP1045C DIGITAL PCBA JUP		AP1026I POWER PCBA VEN		AP1044F PORTIA PCBA JUP/VEN		AP1045C DIGITAL PCBA JUP		AP1026I POWER PCBA VEN		AP1020H DIGITAL PCBA VEN
Products	qty	total: [ * * *]	qty	total: [ * * *]	qty	total: [ * * *]	qty	total: [ * * *]	qty	total: [ * * *]	qty	total: [ * * *]
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	As per the discussion between Ágota and Udy these will be transferred from IL subject to condition and size
[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	As per the discussion between Ágota and Udy these will be transferred from IL subject to condition and size

[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]		[ * * * ]		[ * * * ]		[ * * * ]		[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]		[ * * * ]		[ * * * ]		[ * * * ]	[ * * * ]	[ * * * ]		[ * * * ]	[ * * * ]
Total		[ * * * ]		[ * * * ]		[ * * * ]				[ * * * ]		[ * * * ]	[ * * * ]

NRE overview: INVERTER TLA		all costs are in USD

volume		[ * * * ]pcs/year/family

JUPITER AND VENUS COMMON
Products	qty	Total: [ * * * ]/year
Screw Drivers	[ * * * ]	[ * * * ]	should be provided by SE FOC
B1-HASS installation and assembly materials	[ * * * ]	[ * * * ]	should be defined later based on the final set of equipments
Optic fiber line installation	[ * * * ]	[ * * * ]
Port-a-Digitial standoll assembly tool	[ * * * ]	[ * * * ]	tools to assembly the products needs to be checked if can be transferred form IL
Assembly check gauges	[ * * * ]	[ * * * ]	to check screws and stand off’s assembly
Storing boxes magazines	[ * * * ]	[ * * * ]
Inverter moving trolley system for FG packing	[ * * * ]	[ * * * ]	The cost is [ * * * ]but it will be transferred from IL.
Total		[ * * * ]

NRE related to NPI rates

NRE overview: Related to NPI rates for [ * * * ] units NP1 build and [ * * * ] units made in EU content

Description	number of	cost in USD:
SMT placement [ * * *]	[ * * *]	[ * * *]
TH placement rate [ * * *]	[ * * *]	[ * * *]
Labor hourly rate [ * * *]	[ * * *]	[ * * *]
Testing hourly rate [ * * *](ICT, EOL, FT). Burn-In and HASS not included	[ * * *]	[ * * *]
made in EU build [ * * *] units (assembly and test)	[ * * *]	[ * * *]
Travelling and accommodation cost ([ * * *] times [ * * *] people including daily allowance)		[ * * *]
TOTAL		[ * * *]

List of items charged on top of product cost

•                              SE sees the following expenses covered in the product cost:

•                              BOM is ‘clean’, i.e representing landed cost, all costs are covered by freight-in

•                              SMT related — masks, S/W, setup

•                              Standard consumables — degreasing and coating material, solder paste

•                              General OH requests due to overtime invested in peaks

•                              Non-compliance to specific work station times should be closed quarterly in PL (for better and worse)

•                              Technician costs for debug and repair

•                              RM storage

•                              Fulfillment activities

•                              SE will pay for:

•                              ICT — SW NRE and test boards

•                              Special jigs improving throughput

•                              Unique consumables — potting material (inside the BOM) or other

•                              SE machinery maintenance

•                              Special requests for overtime and/or weekend shifts

•                              NPI

•                              Pallets and related shipping material

	Inverter - Venus			Inverter - Jupiter
Product name	[ * * *]	k-pcs.	T/O	[ * * *]	k-pcs.	T/O
volumes p. year	USD/pc	%	k-USD	USD/pc	%	k-USD
BOM purchased	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Inbound freight/duty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
BOM landed	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Scrap/Reject/Consumables	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Material Management Costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Material	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Direct Labor Assy	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Process cost of customization (to be charged separately)	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Machine costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Labor	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Manufacturing OH	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
SG&A	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Warranty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Profit & Financing	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Price ExWorks (incl.BOM)	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]

Payment Term	[ * * * ]
Delivery Term	EXW
Warranty		[ * * * ]

FX Rate		[ * * * ]USD/EUR

All Test equipment and spare parts related to be provided free of charge by customer Consumables included in prices - real usage to be revised and price adjusted accordingly Inbound Freight cost to be revised and price adjusted accordingly - 2 qtrs after SOP

	Inverter - Venus			Inverter - Jupiter
Product name	[ * * *]	k-pcs.	T/O	[ * * *]	k-pcs.	T/O
volumes p. year	USD/pc	%	k-USD	USD/pc	%	k-USD
BOM purchased	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Inbound freight/duty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
BOM landed	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Scrap/Reject/Consumables	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Material Management Costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Material	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Direct Labor Assy	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Process cost of customization to be charged separately)	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Machine costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Labor	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Manufacturing OH	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
SG&A	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Warranty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Profit & Financing	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Price ExWorks (incl.BOM)	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]

Consigned Material Value	[ * * *]		[ * * *]	[ * * *]		[ * * *]
Value of Product	[ * * *]		[ * * *]	[ * * *]		[ * * *]
Theoretical AV%	[ * * *]			[ * * *]

Original Price offered	[ * * * ]		[ * * * ]
Price reduction to original version	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Payment Term	[ * * * ]
Delivery Term	EXW
Warranty		[ * * * ]

FX Rate		[ * * * ]USD/EUR

All Test equipment and spare parts related to be provided free of charge by customer Consumables included in prices - real usage to be revised and price adjusted accordingly Inbound Freight cost to be revised and price adjusted accordingly - 2 qtrs after SOP all in $

Only simulation which is not binding but only indicates the variable and fix cost items based on different BOM value

	Venus	Jupiter
Bill of Material — “new” full value	[ * * *]	[ * * *]
% of consigned material	[ * * *]	[ * * *]

	Inverter - Venus			Inverter - Jupiter			Total
Product name	[ * * *]	k-pcs.	T/O	[ * * *]	k-pcs.	T/O	T/O
volumes p. year	USD/pc	%	k-USD	USD/pc	%	k-USD	k-USD
BOM purchased	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Inbound freight/duty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
BOM landed	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Scrap/Reject/Consumables	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Material Management Costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Material	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Direct Labor Assy	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Process cost of customization to be charged separately)	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Machine costs	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Costs of Labor	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Manufacturing OH	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
SG&A	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Warranty	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Profit & Financing	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]
Estimated Price ExWorks ( incl.BOM)*	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]	[ * * *]

Consigned Material Value	[ * * * ]		[ * * * ]	[ * * * ]		[ * * * ]	[ * * * ]
Estimated Value of Product*	[ * * * ]		[ * * * ]	[ * * * ]		[ * * * ]	[ * * * ]
Theoretical AV%	[ * * * ]			[ * * * ]

Original price — turnkey	[ * * * ]	[ * * * ]

Original Price — Consigned 50%	[ * * * ]		[ * * * ]
deviation	[ * * * ]		[ * * * ]

Original VAM — turnkey	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
Original VAM — Consigned 50%	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
deviation	[ * * * ]		[ * * * ]

*this is just a very rough estimation and not an official offer from Flextronics Inc.